Exhibit 10(l)(1)

BENEFIT PLAN REVIEW COMMITTEE OF OLIN CORPORATION

AMENDMENT TO THE

OLIN SENIOR MANAGEMENT INCENTIVE COMPENSATION PLAN

Olin Corporation (the “Company”) currently maintains the Olin Senior Management Incentive Compensation Plan (the “Plan”). In Section 7 of the Plan, the Company reserved the right to amend the Plan. Pursuant to the authority granted to the Benefit Plan Review Committee of Olin Corporation (“the Committee”), effective as of January 1, 2005, the Committee hereby amends the Plan in the following manner:

1. Section 4.1 of the Plan is amended by replacing the first sentence of the fourth paragraph with the following:

“Incentive Awards for a fiscal year shall be determined as soon as practicable after such fiscal year and shall be paid no later than the 15th day of the third month following such fiscal year unless deferred as provided in Section 4.3 hereof.”